EX-99.(p)(3)

Code of Conduct

I.	Code of Ethics

This Code of Ethics is designed not only to fulfill technical compliance with applicable regulatory Code of Ethics Rules, but also to eliminate conflicts of interest (actual or apparent) between the personal trading activities of Covered Persons and their Covered Family Members and the interests of Ares and its Clients, including Investors and prospective Investors in our Funds. The reporting and preclearance requirements covered in this Code of Ethics Policy also apply to the accounts and activities of your Covered Family Members. “Covered Family Member” includes any member of your immediate family who is living in your household, such as a spouse, registered domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, or person with whom you have an adoptive or “in-law” relationship.

General Standards

All employees are generally designated Covered Persons effective their first date of employment. Non-employee officers, consultants and other temporary workers are evaluated with regard to designation as Covered Persons at the discretion of the CCO. As a Covered Person, you must certify in writing that you have read, understand, and will comply with this Code of Ethics Policy upon such designation and must, at least annually thereafter, acknowledge being subject to the Code of Ethics (as amended) and attest to continued compliance. You owe our clients a fiduciary duty, which prohibits you from:

•	engaging, directly or indirectly, in any business investment in a manner detrimental to any Client

•	taking any actions or making any decisions that are inconsistent with loyalty, honesty, and good faith toward Ares and its Clients, or that violate federal securities laws or any other applicable law, rule, or regulation

•	using confidential information gained through your connection to Ares in a manner detrimental to any Client

Before, or at the same time as, you and your Covered Family Members recommend or authorize the purchase, sale, or any other action, in relation to a Covered Security by or for a Client, you must disclose to the CCO:

•	you or your Covered Family Member’s Beneficial Interest in the Covered Security

•	any interest you or your Covered Family Member have, or intend to acquire, in any third-party account in which the Covered Security is held

•	any Beneficial Interest in any other security that may benefit you or your Covered Family Member from the proposed purchase, sale or other action
•	any interest in, or business relationship with, the issuer of the Covered Security by you or a Covered Family Member

You must keep your and any Covered Family Member’s personal securities transactions consistent with this Code of Ethics and ensure that you or any Covered Family Member do not abuse your position of trust and responsibility with Ares.

Limits and Prohibitions on Securities Trades

Investing in IPOs

You and your Covered Family Members are prohibited from taking a long or short position in an IPO of any US public company registered under the 1934 Act. You may, however, request approval from the CCO to invest personally in an IPO of an Ares- Related Security through the pre-clearance process described below.

30-Day Minimum Holding Period

You and your Covered Family Members are prohibited from selling a Covered Security within 30 days of purchasing that Security, or “buying to cover” a Covered Security within 30 days of selling short such Covered Security, unless the transaction is a type that does not require pre-clearance or the CCO has waived the minimum holding period requirement.

Blackout Period

You and your Covered Family Members are generally prohibited from transacting in any Covered Security of an issuer within 5 trading days after any trade has been placed or cancelled on behalf of any Client account involving a security of that issuer or if there is a pending order in a security of that issuer. Thus, you and your Covered Family Members would not be permitted to transact until the sixth business day after a Client transaction or cancellation thereof. This restriction is subject to the following exceptions.

•	There is no blackout period applied to Securities for which pre-clearance is not required.

•	The blackout period may be shortened to 2 trading days after any trade has been placed or cancelled on behalf of any Client account for transactions in certain large issuers that meet a certain market capitalization requirement as determined from time to time by the CCO.

Ares-Related Securities

All transactions in Ares-Related Securities must always receive pre-clearance approval (as described below) and are subject to the applicable Insider Trading Policy (or similar Policy) of each entity.

Pre-Clearing Securities Transactions

Pre-Clearance Procedures

Before undertaking any transactions in a Covered Security, you must submit a pre-clearance request and obtain written or electronic approval. Pre-clearance requests should be submitted through the Compliance Portal or as otherwise directed by Compliance.

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Pre-clearance approval for a transaction is generally valid for 2 trading days, meaning it expires at the end of the second trading day after the day it was approved. If your personal transaction request is approved Monday, the approval expires at the close of business on Wednesday. The only exceptions are private offerings (for which approvals are valid for 120 days) and any other exceptions specified by the CCO.

If you place “limit,” “stop-loss,” “good-until-cancelled,” or “standing buy/sell” orders are cautioned that transactions receiving preclearance approval must be executed before the preclearance approval expires. At the end of the preclearance approval period, any unexecuted order must be canceled, and a new preclearance request must be submitted and approved if you wish to transact in the security.

If pre-clearance approval expires before your desired transaction is made, you must re-submit and receive written pre-clearance approval. Only the CCO may approve exceptions to this Policy, and must do so on a case-by-case basis.

The CCO may deny or revoke approval for any proposed transaction at any time for any reason. The CCO has full discretion over the approval process, and in certain circumstances (often related to protecting Ares and preserving confidential information, such as the nature or its trading or restricted issues), the reason for denial of pre-clearance request or revocation of approval may not be disclosed to you. Generally, the CCO may deny a pre-clearance request or revoke approval for your requested personal securities transaction if it has the potential to do any of the following:

•	appear as improper conduct

•	conflict with a transaction for a Client

•	violate a confidentiality agreement or informational wall/barrier(s)

•	involve an issuer on our Restricted List

•	compromise Areshigh ethical standards

Pre-Clearance Exceptions

Pre-clearance is not required for any of the following transactions:

•	purchases or sales of Covered Securities over which you have no direct or indirect influence or control (such as transactions in a Managed Account by an unaffiliated and strictly autonomous investment manager) Note that financial advisers of Managed accounts must obtain pre-clearance approval from the CCO for any purchase or sale of Ares-Related Securities.

•	purchases or sales under an automatic investment plan, automatic rebalancing plan, dividend reinvestment plan, or other program with a predetermined schedule and allocation, provided either that the program is generally available to shareholders or investors in the issuer or that the initial investment in a Covered Security through the plan is approved in advance by Compliance

•	acquisitions of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities
•	other non-volitional events, such as exercise or assignment of an option contract at expiration (as opposed to the exercise or closing of an option contract prior to expiration, which requires pre-clearance)

•	automatic acquisition or disposition of an employer’s Securities through the employer’s 401(k) plan, employee stock purchase plan, or other similar program

•	purchases resulting from an exercise of rights issued pro rata to all holders of a class of Securities, to the extent these rights were acquired from the issuer, and the sales of such rights

•	the exercise of a conversion or redemption right, or similar transactions with the issuer of a Security under the terms of the Security

•	purchases or sales of shares in exchange-traded funds (“ETFs”), exchange traded notes (“ETNs”), options in them, or structured products for which the underlying performance is based on a particular market index or a portfolio of assets (“Index ETFs”), and in publicly traded closed-end funds (“CEFs”), except for any CEF that is a business development company (“BDC”) or any fund or trust advised by, sub-advised by, or otherwise affiliated with Ares. In addition, this preclearance exception does not apply to trading desk personnel and Investment Committee members in the Credit and the Income Strategy business groups. Note such members or those deemed as such by Compliance must pre-clear any purchase or sale of ETFs, ETNs and CEFs and options in them.

•	purchases or sales of municipal securities or auction rate preferred Securities (ARPS)

•	purchases or sales of currencies or commodities

•	purchases or sales of sovereign debt Securities

•	additional contributions to a private offering whose initial investment received pre-clearance approval or was reported as an initial holding (note: this exception does not apply to successive private funds managed by the same adviser) and where your ownership in such investment remains under 5% of the issuers securities or otherwise does not constitute a controlling interest in the issuer. Note that any change to your existing investment (regardless of your ownership percentage) from that of a passive nature to one of an active nature, which may include, acquiring a control position as a result of additional funding or through services as a director, manager, partner, employee or otherwise, must be pre-cleared and reported immediately.

•	purchases or sales of options and futures on currencies, indexes, ETFs, ETNs, commodities, options on futures, or on a Security that does not require pre-clearance. This preclearance exception for the purchase or sale of options in ETFs, ETNs and CEFs does not apply to trading desk personnel and Investment Committee members in the Credit and the Income Strategy business groups.

•	charitable donations or other gifts of Securities to anyone other than those at the request of a Business Partner, any government official or their intermediaries

•	sales conducted in a brokerage account specifically designated for charitable giving (i.e. where proceeds from sales of securities transferred to the account are donated to various charitable organizations)

Ares Global Ethics and Compliance Manual — September 6, 2016 — Page 12

Reporting and Review

Your Reporting Obligations

You must submit the following certifications and reports through Compliance Portal or as otherwise directed by Compliance, as required by the Code of Ethics Rules:

a.

Initial Certifications. No later than 10 calendar days after becoming a Covered Person, you must complete an Initial Covered Account Certification, an Initial Covered Securities Certification and an Initial Disclosure Form. The Covered Accounts and Covered Securities-related information reported in these certifications must be dated within 45 days prior to your employment start date. If you fail to submit these certifications by the stated deadline, you will be prohibited from engaging in any personal securities transactions that require pre-clearance until the certifications are submitted. You may be subject to other sanctions as well.

b.

Quarterly Certifications. Within 30 days of the end of each calendar quarter, unless on a leave of absence of other exception granted by the CCO, you are required to submit and complete a Quarterly Covered Securities Transaction Certification and a Quarterly Covered Account Certification. These certifications must include all reportable Securities transactions made by you or your Covered Family Members that were effected during the quarter and any active reportable accounts. Compliance may require additional certifications.

c.

Annual Holdings Report. Within 30 days of each calendar year end, you must complete an Annual Covered Securities Certification for all Covered Securities held by you or your Covered Family Members in a Covered Account, except for those held in Managed accounts, as of each December 31

Account Reporting

a.

New Accounts. You must promptly report any newly established Covered Accounts for which you and your Covered Family Members have Beneficial Interest, including those that are managed by an independent third-party. If a broker requires authorization from you to provide Ares with duplicate account information, you must provide this authorization promptly upon request by Compliance. You are prohibited from making any transactions that require pre-clearance approval in that account unless the account has been reported in the Compliance Portal. You must report any new accounts not already reported before completing the Quarterly Covered Account Certification.

U.S.-based employees must maintain their Covered Securities holdings with an approved electronic broker. New employees must transfer any Covered Securities holdings not held with an approved electronic broker to an account with an approved electronic broker within 90 days from their start date.

b.

Duplicate Account Information and Electronic Monitoring. You must provide Compliance with copies of trade confirmations and account statements for your Covered Accounts that hold Covered Securities. These may be forwarded directly to Compliance by the financial institutions where the accounts are maintained. If the financial institution does not or cannot directly provide transaction activity and holdings information on a regular basis, you are responsible for promptly providing such trade confirmations and statements to Compliance.

Exceptions from Reporting Requirements

You do not need to report Covered Securities holdings or transactions made in Managed Accounts. A Managed Account is an account managed by an unaffiliated and strictly autonomous investment manager or third-party and over which you or your Covered Family Member have no direct or indirect influence or control.

To qualify for these reporting exceptions, you must provide Compliance with a copy of the agreement used in establishing the Managed Account. This agreement must indicate that you cannot directly or indirectly influence the trading or timing of transactions in the account(s).

At the discretion of Compliance, you may be required to complete periodic certifications to represent that you do not have the ability to influence or control trading and that you will not attempt to do so. You may also be required to inform your investment manager of restricted securities and provide copies of statements when requested.

Review of Reports and Information; Sanctions

The CCO, or another person under the CCO’s direction and supervision, will oversee the review of all employee reports of Covered Accounts, Covered Securities and transactions for any potential Code of Ethics Policy violations. If an actual or potential violation is detected, the employee will first be offered an opportunity to supply additional explanatory information or material. If Compliance determines that a violation of the Code has occurred, the Company may impose appropriate sanction(s), such as the issuance of a warning or violation memorandum, mandatory training, a ban on personal trading, disgorgement of profits, a suspension (with or without pay), or termination of employment.

Confidentiality

All reports, duplicate account statements, and other information submitted as required by this Code of Ethics will be treated as confidential and intended solely for internal use unless Ares is required to disclose it to a regulatory or governmental agency.

Disclaimer of Beneficial Interest

For any personal securities holdings information you are required to report in relation to any Covered Family Members’ securities holdings, you may at any time deliver to the CCO a statement that your submission of any such personal securities information does not constitute an acknowledgment that you have any direct or indirect Beneficial Interest in any securities about which information has been provided.

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Terms Used in This Manual

Within this document and in relevant communications concerning the substance of this document, the following terms have the meanings described below.

1933 Act: The Securities Act of 1933, as amended.

1934 Act: The Securities Exchange Act of 1934, as amended.

Advisers Act: The Investment Advisers Act of 1940, as amended.

Advisory Information: Information concerning securities that are held in Client, Investor, Related Party, or Fund accounts; information concerning securities that are being considered for purchase or sale by or on behalf of such accounts; or any intentions with respect to any securities transactions or dealings with any company by Ares.

Anti-Corruption Laws: All laws, rules, and regulations of any jurisdiction that apply to Ares and that concern or relate to bribery or corruption.

Approved Broker List: A list of approved brokers through which Ares executes Client trades.

ARCC: Ares Capital Corporation, a business development company registered under the Investment Company Act.

Ares: Ares Management, L.P., Ares Management LLC and their subsidiaries.

Ares-Related Security: Any security issued by Ares (including NYSE: ARES), or any fund (including closed-end funds) or trust advised or sub-advised by Ares.

Associate: Any employee of Ares.

Beneficial Interest: The beneficial ownership determined pursuant to Rule 16a-1(a)(2) under the 1934 Act. This means that you should generally consider yourself to have a Beneficial Interest in any securities in which you have a direct or indirect pecuniary interest, which includes securities held by any Covered Family Member. In addition, you should consider yourself to have a Beneficial Interest in securities held by other persons where by reason of any contract, arrangement, understanding, or relationship you have sole or shared voting or investment power.

Board: The Board of Directors of Ares Management, L.P.

Business Entertainment: Any meal, event or sporting or social activity attended by a Business Partner and an Ares Associate, in company with each other, that takes place within a business context or that has or could be seen as having a material business dimension.

Business Gift: A gift between a Business Partner and an Ares Associate that takes place within a business context or that has or could be seen as having a material business dimension.

Business Partner: Any current or potential Client, Vendor, FINRA member, or Ares portfolio company.

Business Unit Manager: The most senior manager or supervisor of each Ares’ business unit or that person’s designee.

CCO: Chief Compliance Officer or that person’s designee.

Client: Any prospective or actual Investor, Fund or other client of Ares and any representative of the same.

Company: Ares Management, L.P., Ares Management LLC and its subsidiaries.

Compliance: The Ares compliance team and any of its members.

Code of Ethics: The Code of Ethics adopted by Ares.

Code of Ethics Rules: Requirements of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act.

Compliance Portal: An online compliance portal used to administer global employee-facing compliance policies, such as the Code of Ethics, Conflicts of Interest, Business Gifts and Entertainment, Anti-Corruption and Political Contribution policies.

Compliance Review System: An online compliance portal used to review and approve marketing and advertising materials. Ares currently uses AdReview.

Consultant: Any third-party research consultant expert, including expert networks.

Consulting Service: Services provided by any third-party research consultant firm, including expert networks.

Counterparty Chart: Ares’ review and evaluation chart for brokers and counterparties.

Covered Account: An account maintained with any broker, dealer, bank or other financial institution that holds or may hold any Securities in which a Covered Person has Beneficial Interest. A Covered Account includes any such account held by a Covered Family Member.

Covered Family Member: A member of your immediate family who is living in your household. A person is considered a member of your immediate family if such person is a spouse, registered domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, or person with whom you have an adoptive or “in-law” relationship.

Covered Person: Any Associate who has access to Ares’ network system, a Covered Family Member or other person who has been designated a Covered Person by the CCO. Generally, temporary consultants and employees are considered to be Covered Persons after 3 consecutive months of service to Ares if they have access to Ares’ network system.

Covered Security: Any Security other than the following:

•	direct obligations of the US Government

•	bank certificates of deposit, bankers’ acceptances, commercial paper, and high quality short-term debt instruments, such as repurchase agreements

•	shares issued by open-end investment companies registered under the Investment Company Act, unit investment trusts or under a comparable regulatory regime other than those that are advised by, sub-advised by, or otherwise affiliated with Ares

•	shares issued by money market funds

•	investments in 529 college savings plans

•	interests in Ares-sponsored private investment vehicles; these would be reportable except that Ares maintains the investor lists and transaction records for these investments

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

FCPA: The US Foreign Corrupt Practices Act, as amended.

FINRA: The Financial Industry Regulatory Authority.

Form ADV: The Uniform Application for Investment Adviser registration filed with the SEC.

Fund: Any investment fund advised or managed by Ares.

GC: Ares’ General Counsel or that person’s designee.

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GIPS: The Global Investment Performance Standards. Currently, only certain strategies within Ares’ Credit Group claim conformance with GIPS.

IPO: An initial public offering, specifically, an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15 of the 1934 Act by virtue of having an equity security registered under Section 12 of the 1934 Act.

Investment Company Act: The Investment Company Act of 1940, as amended.

Investor: Any investor in any Fund.

Legal: The Ares Legal team and any of its members.

Limited Offering: An offering that is exempt from registration under the 1933 Act including, without limitation, pursuant to Section 4(2) (or Rules 504, 505 or 506 promulgated thereunder) or Section 4(6).

Managed Account: An account that is advised or managed by an unaffiliated and strictly autonomous investment manager, over which you or your Covered Family Member have no direct or indirect influence or control concerning the nature, direction, or timing of transactions.

Manual: This document, the Ares Management Global Ethics and Compliance Manual.

Non-US Government Official: In general, any officer, employee, or agent of any municipal, state or federal government outside the United States, including civil and military organizations, government-owned or -controlled businesses, and public international organizations. See the Anti-Corruption Policy for a more complete definition.

Official Spokesperson: An Ares representative who is authorized to share publicly any confidential business or financial information of Ares. The Official Spokespersons are:

•	the Chief Executive Officer

•	the President

•	the Chief Financial Officer

•	the General Counsel

•	the Chairman of the Board

•	the Head of Business Development
•	Members of the Management Committee

•	anyone authorized as an Official Spokesperson by one of the first four officers in this list

Policy: A course of principle of action to guide decisions. Policies are generally adopted by the appropriate governing Board or senior governance body responsible for a particular entity or business group.

Procedures: Steps that are designed, and often documented, to describe the action or series of actions conducted in support of Policy. Procedures generally seek to assign who, what, where, when, and why to establish corporate accountability in support of the implementation and application of Policy. Procedures and operating practices can be formal or informal, depending upon the activity.

Related Party: Any person who is an affiliate, partner, or other-wise has a business or financial interest in Ares. Restricted List: A list of companies of which Ares may have material non-public or otherwise confidential information. RIC: Investment companies registered with the SEC pursuant to the Investment Company Act.

Sanctions: Economic or financial sanctions or trade embargoes imposed, administered, or enforced by the US Office of Foreign Assets Control, the US Department of State, or other US Government entities.

SEC: The US Securities and Exchange Commission. Security: Any security, public or private, that is a debt or equity- security, a mutual fund security, exchange-traded funds (ETFs), unit investment trusts, a derivative or other structured product (including futures and options), or an interest in a limited partnership or limited liability company. Senior Management: Senior executive management of Ares. TERR: Trade error reporting and resolution form.

Vendor: Any broker, dealer, service provider organization, or other parties with whom Ares has a current or prospective relationship.

We, us, our: Ares.

You: An Associate.

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